Exhibit 10.1

ADMA BIOLOGICS, INC.

FORM OF RETENTION AWARD AGREEMENT

THIS RETENTION AWARD AGREEMENT (the "Agreement") is entered into as of September 29, 2021 (the “Effective Date”), by and between ADMA Biologics, Inc. (the “Company”) and [____] (“Employee”).

Employee and the Company are parties to that certain Amended and Restated Employment Agreement, dated as of January 29, 2019, as may be amended from time to time (the “Employment Agreement”).

Employee is a valued employee, and the Company has determined that it is appropriate to award a Retention Award to Employee as an incentive for Employee to continue in employment with the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Retention Award.

(a)        In addition to amounts due and payable to Employee under the Employment Agreement, the Company is offering Employee a Retention Award, consisting of [__] restricted stock units, as described on Schedule A hereto (the “RSUs”) and a cash bonus award in the aggregate amount of $[__] (the “Cash Bonus Award” and together, with the award of the RSUs, the “Retention Award”), subject to applicable tax withholding requirements and the terms of this Agreement.

(i)          The Cash Bonus Award will be paid to Employee in two equal installments, on September 30, 2021 and June 15, 2022, respectively.

(ii)         The RSUs shall be subject to vesting as set forth on Schedule A hereto.

(b)          Notwithstanding anything in this Agreement to the contrary, the Retention Award will be earned and become due and payable to Employee upon the Employee’s continued employment with the Company through March 31, 2023, or, if earlier, termination of the Employee by the Company without Cause (as defined in the Employment Agreement) or resignation by the Employee for Good Reason (as defined in the Employment Agreement) (the earliest of such dates, the “Retention Date”). In the event Employee is terminated by the Company for Cause or Employee resigns without Good Reason, in either case, prior to the Retention Date, (i) Employee’s right to the Cash Bonus Award shall terminate, and Employee shall repay any previously paid portion of the Cash Bonus Award, (for purposes of clarity, such amounts, if repaid, shall be net of applicable federal, state and local tax withholding), to the Company within forty-five (45) calendar days after such termination of employment and (ii) any unvested RSUs as of the date of such termination of employment shall be forfeited and cancelled. The Company may offset any amount owed by Employee to the Company under this Agreement against any compensation otherwise payable to Employee from the Company, consistent with applicable law. By accepting the Cash Bonus Award, Employee agrees and acknowledges that the Company may deduct the amount of the Cash Bonus Award from Employee’s wages or other compensation if Employee’s employment terminates for Cause or following a resignation by Employee without Good Reason as described above prior to the Retention Date.

(c)          If Employee is terminated by the Company without Cause, in accordance with the Employment Agreement, or resigns for Good Reason, in accordance with the Employment Agreement, prior to March 31, 2023, then on such date as Employee ceases to be employed by the Company, (i) any unpaid amounts of the Cash Bonus Award not previously paid shall become immediately due and payable to Employee; (ii) any unvested Time-Based RSUs (as defined in Schedule A) shall become fully vested; and (iii) any unvested Milestone-Based RSUs (as defined in Schedule A) shall be forfeited and cancelled.

(d)          If the Company announces a Change of Control (as specifically defined in section 2.5(b) for a Change of Control event in the Employment Agreement) prior to March 31, 2023, any unpaid amounts of the Cash Bonus Award not previously paid shall be paid to the Employee in a lump sum at the closing of such Change of Control transaction (for purposes of clarity, whether the Employee is terminated or not in connection with such Change of Control); and (ii) the Time-Based RSUs and the Milestone‑Based RSUs shall become fully vested immediately prior to the closing of such Change of Control transaction.

(e)          Receipt of the Retention Award shall not affect Employee’s eligibility to receive any other retention, transition or transaction bonus that may be payable to Employee.

2.          Compliance with Law.  This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code or an exemption (specifically, the short-term deferral exemption of section 409A), and shall in all respects be administered in accordance with section 409A and the terms and conditions of the Employment Agreement.

3.          Creditors; Successors.  None of the rights or benefits under this Agreement shall be subject to the claims of any of Employee’s creditors, and Employee shall not have the right to alienate, anticipate, pledge, encumber or assign any of the rights or benefits under this Agreement.  Employee will in all respects be an unsecured creditor of the Company.  This Agreement will be binding on Employee’s heirs, executors and administrators, and on the successors and assigns of the Company.

4.          Amendment.   This Agreement may be amended only by written agreement between the parties.

5.          Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflict of laws provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

ADMA BIOLOGICS, INC.

By:
Name:
Title:

I accept the Retention Award and agree to the terms of the foregoing Agreement.

Employee

Schedule A

Time-Based RSUs	Milestone-Based RSUs

• 55% of the RSUs (or [___] RSUs) shall be subject to time-based vesting (the “Time-Based RSUs”).	• 45% of the RSUs (or [___] RSUs) shall be subject to milestone-based vesting (the “Milestone-Based RSUs”).

o 50% of the Time-Based RSUs shall vest on December 31, 2022 (“Initial Vesting Date”).
o     22.2% of the Milestone-Based RSUs shall become vested upon the completion of a debt refinancing which adds non‑dilutive capital to the Company’s balance sheet before or during the calendar year ending December 31, 2022.

o 50% of the Time-Based RSUs shall vest in eight (8) equal quarterly installments over a period of two years following the Initial Vesting Date, becoming fully vested on December 31, 2024	o 33.3% of the Milestone-Based RSUs shall become vested upon the achievement of a 15% gross margin on BIVIGAM without intermediates by the end of the fourth quarter of 2022.

o 44.5% of the Milestone-Based RSUs shall become vested upon the achievement of $35 million in quarterly revenues in or before the fourth quarter of 2022.